                                  AGREEMENT

   AGREEMENT (this "Agreement") is made as of February 22, 1993, by and between Duane Reade Holding Corp., a Delaware corporation (the "Company"), and Gary Charboneau ("Executive").

   The Company and Executive desire to enter into an agreement pursuant to which (i) Executive's salary and bonus will be established and (ii) Executive will purchase, and the Company will sell, 2,777.775 shares of the Company's Class P Common Stock, par value $.01 per share (the "Class P Common") and 25,000 shares of the Company's Common Stock, par value $.01 per share (the "Common," and, together with the Class P Common, the "Common Stock"). All of such shares of Common Stock and all shares of Common Stock hereafter acquired by Executive are referred to herein as "Executive Stock". Certain capitalized terms used herein are defined in Section 9 below.

   The parties hereto agree as follows:

          PROVISIONS RELATING TO SALARY, BONUS AND CERTAIN BENEFITS

   1. Base Salary. During each year Executive is employed by Duane Reade, a New York general partnership ("Duane Reade"), Executive shall serve as Duane Reade's Senior Vice President Sales and Merchandising and shall have a base salary of $220,000 per annum or such higher rate as the general partners may designate from time to time (the "Base Salary"), which salary shall be payable in regular installments in accordance with Duane Reade's general payroll practices.

   2. Bonus. For each complete fiscal year (each, a "Fiscal Year") for which Executive is employed by Duane Reade, Executive shall be entitled to receive a bonus (the "Bonus") within 90 days after the end of each such Fiscal Year based upon Duane Reade's EBIT for each such Fiscal Year. For purposes of this paragraph "EBIT" shall mean, consolidated earnings of the Company and its Subsidiaries before interest, taxes and amortization and before extraordinary gains and losses, calculated in accordance with generally accepted accounting principles and determined from Holding's annual financial statements audited by an independent "big six" accounting firm. For purposes of this paragraph 2, "EBIT" shall mean, consolidated earnings of Holding and its Subsidiaries before interest, taxes and amortization and before extraordinary gains and losses, calculated through the month end closest to the termination date in accordance with generally accepted accounting principles. For each Fiscal Year, the Bonus shall be calculated as follows:

     (i) if EBIT is less than or equal to the EDIT Floor, the Bonus shall be zero;

     (ii) if EDIT is greater than the EBIT Floor but less than the EBIT Target, the Bonus shall be equal to (x) the quotient of (I) the amount by which EDIT exceeds the EDIT Floor, divided by (11) the amount by which the EDIT Target exceeds the EBIT Floor, multiplied by (y) the amount (the "Target Amount") equal to the product of (A) Executive's Base Salary for such Fiscal Year less $20,000, multiplied by (B) 50%; and

     (iii) if EDIT is equal to the EDIT Target, the Bonus shall be the Target Amount.

     (b) With respect to all Bonuses payable to Executive under paragraph 2(a) above, up to twenty percent (20%) of the gross amount of any such Bonus may be withheld from each such Bonus by Duane Reade to reduce the amount then outstanding under the Executive Note (as defined below).

     (c) For purposes of calculating the Bonus under paragraph 2(b) above, "EDIT Floor," and "EDIT Target" shall mean the amounts set forth in the following table:

 FISCAL YEAR     EDIT FLOOR    EDIT TARGET
-------------  ------------- -------------
     1993       $28,500,000    $29,200,000
     1994        29,800,000     32,400,000
     1995        32,100,000     37,100,000
     1996        34,900,000     43,300,000
     1997        38,000,000     50,300,000

   3. Other Benefits. In addition to the Base Salary and the Bonuses payable' to Executive pursuant to paragraphs 1 and 2 above, for so long as Executive is employed by the Company, Executive shall be entitled to the following benefits:

     (i) a bonus in the amount of $40,000, payable upon Executive's relocation to the New York metropolitan area; Executive agrees that such amount is sufficient to reimburse Executive for all moving and relocation expenses to be incurred by Executive in connection with such relocation, including, without limitation, all expenses incurred by Executive in connection with the sale of his current home and the purchase of a new home (including attorneys' fees and brokers' commissions);

     (ii) reimbursement of housing expenses incurred by Executive through September 30, 1993 if Executive pursues one of the following three alternatives: (a) use of the Company's Manhattan apartment, (b) rental of an alternative apartment in the New York metropolitan area acceptable to the Company, or (c) use of Executive's Connecticut house after termination of the current lease with respect to such house (the Company agreeing to pay the costs of termination of such lease which are approved in writing by the Company).

     (iii) reimbursement of up to $40,000 for the current value of all stock options and bonuses forfeited by Executive in connection with the termination of Executive's employment with Melville Corp. ("Melville"); provided that Executive shall use reasonable efforts to cause Melville to pay the full amount which Executive would have been entitled to receive pursuant to such stock options and bonus programs had Executive remained in the employ of Melville through the end of Melville's current fiscal year.

     (iv) reimbursement of all reasonable expenses incurred by Executive which are related to Duane Reade's business, including, without limitation, charges incurred in connection with the use of a car phone.

   4. No Employment Agreement. Nothing in this Agreement shall (i) interfere with or limit in any way your right or the right of Duane Reade to terminate your employment at any time, (ii) confer upon you any right to continue, or confer upon Duane Reade any right to cause you to continue, in the employ of Duane Reade for any period of time, or (iii) confer upon you any right to receive any payment (including, without limitation, the Base Salary and the Bonus) on or after the termination of your employment with Duane Reade, except for payment of your Base Salary through the termination date.

                    PROVISIONS RELATING TO EXECUTIVE STOCK

   1. Purchase and Sale of Executive Stock.

   (a) As soon after the execution of this Agreement that Executive is able to make the cash payment required under this Section 1(a) (but not later than 90 days after the date hereof), the Company will offer to sell to Executive, and Executive will purchase from the Company, 2,777.775 shares of Class P Common at a price of $162.00 per share and 25,000 shares of Common at a price of $2.00 per share; provided that the obligations of the Company to offer and sell the Class P Common and the Common to Executive, and the obligations of the Executive to purchase the Class P Common and the Common from the Company, pursuant to this Section 1(a) shall terminate in event Executive ceases to be employed by the Company and its Subsidiaries prior to the time such transactions are consummated. Upon the consummation of such transactions, the Company will deliver to Executive a copy of, and a receipt for, the certificate representing such Class P Common and such Common, and Executive will deliver to the Company (i) cash in the amount of $250,000 and (ii) a promissory note in the form of Exhibit A attached hereto in the aggregate principal amount of $250,000 (the "Executive Note"). Executive's obligations under the Executive

Note will be secured by a pledge of all of the shares of Executive Stock to the Company and in connection therewith Executive shall enter into a pledge agreement in the form of Exhibit B attached hereto.

   (b) Within 30 days after Executive purchases any Executive Stock from the Company, Executive will make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of Exhibit C attached hereto.

   (c) In connection with the purchase and sale of the Executive Stock hereunder, Executive represents and warrants to the Company that:

     (i) The Executive Stock to be acquired by Executive pursuant to this Agreement will be acquired for Executive's own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities laws, and the Executive Stock will not be disposed of in contravention of the 1933 Act or any applicable state securities laws.

     (ii) Executive is an executive officer of the Company, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Executive Stock.

     (iii) Executive is able to bear the economic risk of his investment in the Executive Stock for an indefinite period of time because the Executive Stock has not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available.

     (iv) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Executive Stock and has had full access to such other information concerning the Company and its Subsidiaries as he has requested.

     (v) This Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

   (d) As an inducement to the Company to issue the Executive Stock to Executive, as a condition thereto, Executive acknowledges and agrees that neither the issuance of the Executive Stock to Executive nor any provision contained herein shall entitle Executive to remain in the employment of the Company and its Subsidiaries or affect the right of the Company to terminate Executive's employment at any time for any reason.

   2. Repurchase Option.

   (a) In the event Executive ceases to be employed by the Company and its Subsidiaries, the Executive Stock (whether held by Executive or one or more of Executive's transferees) will be subject to repurchase by the Company and the Investors pursuant to the terms and conditions set forth in this paragraph 2 (the "Repurchase Option").

   (b) If Executive's employment is terminated by the Company with Cause or as a result of Executive's resignation, the purchase price for each share of Executive Stock will be the lower of Executive's Original Cost of such share and the Fair Market Value of such share. If Executive's employment is terminated for any other reason, the purchase price for each share of Executive Stock will be the Fair Market Value of such share.

   (c) The Company's board of directors (the "Board") may elect to purchase all or any portion of the Executive Stock by delivering written notice (the "Repurchase Notice") to the holder or holders of the Executive Stock within 90 days after the date of Executive's termination. The Repurchase Notice will set forth the number of shares of Executive Stock to be acquired from each holder, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of shares to be repurchased by the Company shall first be satisfied to the extent possible from the shares of Executive Stock held by Executive at the time of delivery of the Repurchase Notice. If the number of shares of Executive Stock then held by Executive is less than the total number of shares of Executive Stock the Company has elected to purchase, the Company shall purchase the remaining shares elected to be purchased from the other holder(s) of Executive Stock under this Agreement, pro rata according to the number of shares of Executive Stock held by such other holder(s) at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest share). The number of shares of Executive Stock to be repurchased hereunder will be allocated among Executive and the other holders of Executive Stock (if any) pro rata according to the number of shares of Executive Stock to be purchased from such persons.

   (d) If for any reason the Company does not elect to purchase all of the Executive Stock pursuant to the Repurchase Option, the Investors shall be entitled to exercise the Repurchase

Option for the shares of Executive Stock the Company has not elected to purchase (the "Available Shares"). As soon as practicable after the Company has determined that there will be Available Shares, but in any event within 45 days after the date of Executive's termination, the Company shall give written notice (the "Option Notice") to the Investors setting forth the number of Available Shares and the purchase price for the Available Shares. The Investors may elect to purchase any or all of the Available Shares by giving written notice to the Company within 30 days after the Option Notice has been given by the Company. If the Investors elect to purchase an aggregate number of shares greater than the number of Available Shares, the Available Shares shall be allocated among the Investors based upon the number of shares of Common Stock owned by each Investor on a fully-diluted basis. As soon as practicable, and in any event within ten days after the expiration of the 30-day period set forth above, the Company shall notify each holder of Executive Stock as to the number of shares being purchased from such holder by the Investors (the "Supplemental Repurchase Notice"). At the time the Company delivers the Supplemental Repurchase Notice to the holder(s) of Executive Stock, the Company shall also deliver written notice to each Investor setting forth the number of shares such Investor is entitled to purchase, the aggregate purchase price and the time and place of the closing of the transaction.

   (e) The closing of the purchase of the Executive Stock pursuant to the Repurchase Option shall take place on the date designated by the Company in the Repurchase Notice or Supplemental Repurchase Notice, which date shall not be more than 60 days nor less than five days after the delivery of the later of either such notice to be delivered. The Company and/or the Investors will pay for the Executive Stock to be purchased pursuant to the Repurchase Option by delivery of, in the case of each Investor, a check or wire transfer of funds and, in the case of the Company, (i) a check or wire transfer of funds, (ii) a subordinated note or notes payable in up to, three equal annual installments beginning on the first anniversary of the closing of such purchase and bearing interest (payable quarterly) at a rate per annum equal to the prime rate announced from time to time by Bankers Trust Company or (iii) both (i) and
(ii), in the aggregate amount of the purchase price for such shares; provided that if Executive Stock is being repurchased by the Company under this paragraph 2 in connection with a termination of Executive's employment due to Executive's death or disability or other incapacity (as determined by the general partners in their good faith judgment), the Company shall, if permitted under the loan agreements and indentures to which the Company or any of its Subsidiaries are subject, make such repurchase with a check or wire transfer of funds; provided further that in all other instances in which Executive Stock is being repurchased by the Company under this paragraph 2, the Company shall, if permitted under the loan agreements and indentures to which the Company or any of its Subsidiaries are subject, use reasonable efforts to make all such repurchases with a check or wire transfer of funds. If the payment of any amounts due under any note issued by the Company pursuant to this paragraph 2(e) is prohibited under any loan agreement or indenture to which the Company or any of its Subsidiaries is subject, such amounts shall be paid at the earliest time permitted; provided that all notes issued to management of the Company and its Subsidiaries in connection with the repurchase of the Company's stock held by such persons shall be repaid on a pro rata basis. In addition, the Company may pay the purchase price for such shares by crediting any bona fide debts owed by Executive to. the Company or any of its Subsidiaries, including, without limitation Executive's obligations, if any, under the Executive Note. The purchasers of Executive Stock hereunder will be entitled to receive customary representations and warranties from the sellers regarding such sale and to require all sellers' signatures be guaranteed.

   (f) The right of the Company and the Investors to repurchase shares of Executive Stock pursuant to this paragraph 2 shall terminate upon the first to occur of (i) the Sale of the Company or (ii) the later of (A) the consummation by the Company of a Public Offering and (B) February 22, 1998.

   (g) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Executive Stock by the Company shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Company's and its Subsidiaries debt and equity financing agreements. If any such restrictions prohibit the repurchase of Executive Stock hereunder which the Company is otherwise entitled or required to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

   3. Restrictions on Transfer.

   (a) Transfer of Executive Stock. Executive shall not sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in any shares of Executive Stock (a "Transfer"), except (i) pursuant to the provisions of paragraph 2 above or an agreement between Executive and the Investors, dated as of February 22, 1993, (ii) pursuant to a Sale of the Company, (iii) pursuant to applicable laws of descent and distribution or
(iv) among Executive's family group; provided that the restrictions contained herein will continue to be applicable to the Executive Stock after any transfer pursuant to items (iii) and (iv) above and the transferees of such Executive Stock shall agree in writing to be bound by the provisions of this

Agreement. Executive's "family group" means Executive's spouse and descendants (whether natural or adopted) and any trust solely for the benefit of Executive and/or Executive's spouse and/or descendants. The restrictions set forth in this paragraph 3(a) shall terminate upon the first to occur of (i) the Sale of the Company or (ii) the later of (A) the consummation by the Company of a Public Offering and (B) February 22, 1998.

   4. Additional Restrictions on Transfer.

   (a) The certificates representing the Executive Stock will bear the following legend:

       "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF FEBRUARY 22, 1993, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EXECUTIVE STOCK AGREEMENT BETWEEN THE COMPANY AND GARY CHARDONEAU DATED AS OF FEBRUARY 22, 1993. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

   (b) No holder of Executive Stock may sell, transfer or dispose of any Executive Stock (except pursuant to an effective registration statement under the 1933 Act) without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the 1933 Act and applicable state securities laws is required in connection with such transfer.

   (c) Each holder of Executive Stock agrees not to effect any public sale or distribution of any Executive Stock or other equity securities of the Company, or any securities convertible into or exchangeable or exercisable for any of the Company's equity securities, during the seven days prior to and the 180 days after the effectiveness of any underwritten public offering, except as part of such underwritten public offering or if otherwise permitted by the Company.

   5. Sale of the Company.

   (a) If the Board and the holders of a majority of the Company's Common Stock approve a Sale of the Company (the "Approved Sale"), the holders of Executive Stock will consent to and raise no objections against the Approved Sale of the Company, and if the Approved Sale of the Company is structured as a sale of stock, the holders of Executive Stock will agree to sell their shares of Executive Stock on the terms and conditions approved by the Board and the holders of a majority of the Company's Common Stock. The holders of Executive Stock will take all necessary and desirable actions in connection with the consummation of the Approved Sale of the Company.

   (b) The obligations of the holders of Executive Stock with respect to the Approved Sale of the Company are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, all of the holders of Common, on the one hand, and Class P Common, on the other hand1 will receive the same form and amount of consideration per share, or if any holders of Common or Class P Common are given an option as to the form and amount of consideration to be received, all holders of Common or Class P Common, as the case may be, will be given the same option; and (ii) all holders of then currently exercisable rights to acquire shares of Common or Class P Common will be given an opportunity to either (A) exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of Common or Class P Common or (B) upon the consummation of the Approved Sale, receive in exchange for such rights consideration equal to the amount determined by multiplying (1) the same amount of consideration per share received by the holders of shares of such class of capital stock in connection with the Approved Sale less the exercise price per share of such rights to acquire such stock by (2) the number of shares of stock represented by such rights.

   (c) If the Company or the holders of the Company's securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Executive Stock will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company. If any holder of Executive Stock appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative, but if any holder of Executive Stock declines to appoint the purchaser representative designated by the Company such holder will appoint another purchaser representative (reasonably acceptable to the Company), and such holder will be responsible for the fees of the purchaser representative so appointed.

   (d) Executive and the other holders of Executive Stock (if any) will bear their pro-rata share (based upon the number of shares sold) of the costs of any sale of Executive Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all holders of Common Stock and are not' otherwise paid by the Company or the acquiring party. Costs incurred by Executive and the other holders of Executive Stock on their own behalf will not be considered costs of the transaction hereunder.

   (e) The provisions of this paragraph 5 will terminate upon the completion of a Qualified Public Offering.

   6. Voting Agreement. So long as the Investors hold any shares of Common Stock, each holder of Executive Stock will vote all of his shares of Executive Stock (and, in the event such holder is entitled to vote any of the Company's other securities for the election of directors, such holder will vote all such securities) and take all other necessary actions (whether in such holder's capacity as a stockholder, director or officer of the Company), and the Company will take all necessary or desirable actions as are requested by Tyler Capital Fund, L.P. ("Tyler"), in order to cause all representatives designated by Tyler to be elected as members of the Company's Board. In addition, each holder will not vote his shares of Executive Stock (or such other securities) in connection with the removal of any of Tyler's designees of as a director unless and until Tyler directs such holder how to vote on such removal. The provisions of this paragraph 6 will terminate upon the first to occur of a Qualified Public Offering and the tenth anniversary of this Agreement.

   7. Initial Public Offering. In the event that the Board and Tyler approves a Public Offering, the holders of Executive Stock will take all necessary or desirable actions in connection with the consummation of the Public Offering. In the event that such Public Offering is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the Common Stock structure will adversely affect the marketability of the offering, the holders of Executive Stock will vote for and consent to a recapitalization, reorganization and/or exchange of the Common Stock into securities the managing underwriters, the Board and Tyler find acceptable and will take all necessary or desirable actions in connection with the consummation of such recapitalization, reorganization, exchange or other transaction; provided that the resulting securities provide each holder of Executive Stock with the same relative economic interest as such holder had prior to such recapitalization, reorganization and/or exchange and is consistent with the rights and preferences set forth in the Company's Certificate of Incorporation as in effect immediately prior to such Public Offering.

   8. Preemptive Rights.

   (a) Except for (i) the issuance of Common Stock pursuant to a Public Offering, (ii) the issuance of Common Stock or any securities containing options or rights to acquire shares of Common Stock (the "Option Shares") to the Company's or its Subsidiaries' management, (iii) the issuance of Common Stock in connection with the acquisition (by merger, consolidation, purchase, reorganization or otherwise) of a company, assets or a business or (iv) the issuance of Common Stock as a dividend on the outstanding Common Stock, if the Company authorizes the issuance or sale of any shares of any class of Common Stock or any securities containing options or rights to acquire any shares of Common Stock to any of the Investors or any Affiliate of any of the Investors or any other holder of at least 5% of the outstanding Common Stock on a fully diluted basis (calculated prior to such issuance), the Company shall first offer to sell to Executive a portion of such stock or securities equal to the quotient determined by dividing (1) the number of shares of such class of Common Stock held by Executive by (2) the sum of the total number of shares of such class of Common Stock then outstanding plus the number of Option Shares of such class of Common Stock in respect of any options or rights referred to in 8(a) (ii) above. Executive shall be entitled to purchase the same class of such stock or securities at the same price and on the same terms as such stock or securities are to be offered to any other Persons. For purposes of this paragraph 8, the Class P Common and the Company's Class P Non-Voting Common Stock, par value $.01 per share, shall be deemed to be in the same class and the Common and Company's Non-Voting Common Stock, par value $.01 per share, shall be deemed to be in the same class.

   (b) In order to exercise the purchase rights hereunder, Executive must within 20 days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and Executive's percentage allotment delivery a written notice to the Company describing its election hereunder.

   (c) Upon the expiration of the 20-day period described above, the Company shall be entitled to sell such stock or securities which Executive has not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to Executive. Any stock or securities offered or sold by the Company after such 90-day period must be reoffered to Executive pursuant to the terms of this paragraph 8.

   9. Definitions.

   "Affiliate" means any Person directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person.

   "Cause" shall mean (i) the conviction of a felony or the commission of any other act involving willful malfeasance in connection with Executive's employment having an adverse effect on Duane Reade or any of its Subsidiaries, (ii) substantial refusal by Executive to perform the duties required by Duane Reade's Chief Executive Officer, or (iii) gross negligence or willful misconduct by Executive with respect to Duane Reade or any of its Subsidiaries having the effect of materially injuring the reputation of Duane Reade or any of its Subsidiaries or materially injuring any customer, supplier, employee or other business relationships of Duane Reade or any of its Subsidiaries.

   "Executive Stock" will continue to be Executive Stock in the hands of any holder other than Executive (except for the Company and the Investors and except for transferees in a Public Sale), and except as otherwise provided herein, each such other holder of Executive Stock will succeed to all rights and obligations attributable to Executive as a holder of Executive Stock hereunder. Executive Stock will also include shares of the Company's capital stock issued with respect to Executive Stock by way of a stock split, stock dividend or other recapitalization. Notwithstanding the foregoing, all shares of Executive Stock shall remain Executive Stock after any transfer thereof.

   "Fair Market Value" of each share of Executive Stock means the average of the closing prices of the sales of the Company's common stock on all securities exchanges on which the Common may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Company's common stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day the Company's common stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day. If at any time the Company's common stock is not listed on any securities exchange or quoted in the NASDAQ System or the overthe-counter market, the Fair Market Value of each share of Executive Stock will be the fair value of the applicable class of

Common Stock mutually agreed upon the Executive and the Board. If Executive and the Board are unable to agree upon the fair value, then Executive and the Board will split the cost of a mutually acceptable business appraiser whose determination of such value as of such date will be binding.

   "Independent Third Party" means any person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company's Common Stock on a fully-diluted basis, who is not controlling, controlled by or under common control with any such 5% owner of the Company's Common Stock and who is not the spouse or descendent (by birth or adoption) of any such 5% owner of the Company's Common Stock.

   "Investors" means Tyler, Tyler Massachusetts, L.P., Tyler International, L.P. - II, DCIP Associates, and BCIP Trust Associates, L.P.

   "1933 Act" means the Securities Act of 1933, as amended from time to time.

   "Original Cost" means $2.00 with respect to each share of Common purchased hereunder and $162.00 with respect to each share of Class P Common purchased hereunder (in each case as proportionately adjusted for all subsequent stock splits, stock dividends and other recapitalizations).

   "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

   "Public Offering" means a public offering of the Company's common stock registered under the 1933 Act.

   "Public Sale" means any sale pursuant to Public Offering or any sale to the public pursuant to Rule 144 promulgated under the 1933 Act effected through a broker, dealer or market maker.

   "Oualified Public Offering" means the sale, in an underwritten public offering registered under the 1933 Act, of shares of the Company's Common Stock having an aggregate offering value of at least $25 million and a per share price of at least twenty-five (25) times the Original Cost of the Common.

   "Sale of the Company" means the sale of the Company to an Independent Third Party or affiliated group of Independent Third Parties pursuant to which such party or parties acquire (i) capital stock of the Company possessing the voting power to elect a majority of the Company's board of directors (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the Company's assets determined on a consolidated basis.

   "Subsidiaries" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

   10. Notices. Any notice provided for in this Agreement must be in writing' and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

       To the Company:

       Duane Reade Holding Corp.
       49-29 30th Place
       Long Island City, New York
       Attention: Bruce Weitz

       With a copy to:

       Kirkland & Ellis
       200 East Randolph
       Chicago, Illinois 60601
       Attention: Karl E. Lutz, P.C.
                  Jeffrey C. Hammes

       To Executive:

       Gary Charnobeau

       -------------------

       -------------------
       To the Investors:

       Bain Capital
       Two Copley Place
       Boston, Massachusetts 02116
       Attention: Adam Kirsch

       With a copy to:

       Kirkland & Ellis
       200 East Randolph
       Chicago, Illinois 60601
       Attention: Karl E. Lutz, P.C.
                  Jeffrey C. Hammes

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

   11. General Provisions.

   (a) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Executive Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Executive Stock as the owner of such stock for any purpose.

   (b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

   (c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

   (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

   (e) Successors and Assians. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, the Investors and their respective successors and assigns (including subsequent holders of Executive Stock); provided that the rights and -obligations of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Executive Stock hereunder.

   (f) Choice of Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by the internal law, and not the law of conflicts, of the State of New York.

   (g) Remedies. Each of the parties to this Agreement (including the Investors) will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

   (h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, Executive and the holders of a majority of the Common Stock (on a fully-diluted basis) then held by all Investors.

   (i) Absence of Conflicting Agreements. Executive hereby warrants and covenants that his employment by the Company and his ownership of the Executive Stock does not result in a breach of the terms, conditions or provisions of any agreement to which Executive is subject.

   (j) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

                                  * * * * *

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                          DUANE READE HOLDING CORP.

                                          /s/ Bruce Weitz
                                          -------------------------
                                          By: Bruce Weitz
                                          Its: President and Chief
                                               Executive Officer

                                          /s/ Gary Charboneau
                                          -------------------------
                                          Gary Charboneau

                         AMENDMENT NO. 1 TO AGREEMENT

   THIS AMENDMENT is made as of June 28, 1993, by and between Duane Reade Holding Corp., a Delaware corporation (the "Company"), and Gary Charboneau ("Executive").

   WHEREAS, the Company and Executive are parties to an Agreement, dated February 22, 1993 (the "Agreement"); and

   WHEREAS, the Company and Executive desire to amend the Agreement as set forth herein;

   NOW, THEREFORE, the Parties agree as follows:

   1. Amendments.

   (a) Section 2 of the Agreement shall be amended to add clause (iv) as follows:

     "(iv) if EDIT is greater than the EDIT Target, the Bonus shall be the Target Amount [] an amount equal to (x) the quotient of (I) the amount by which EDIT exceeds the EDIT Target, divided by (Il) the amount by which the EDIT Ceiling exceeds the EDIT Target, multiplied by (y) the Target Amount."

   (b) Section 2(c) shall be amended (i) to add "EDIT Ceiling" between the words "EDIT Floor," and "and", and (ii) to add the following column:

                                  "EDIT CEILING
                                   ------------
                                   $34,100,000
                                    40,900,000
                                    49,100,000
                                    58,900,000
                                    70,700,000"

   2. Counterparts. This Amendment may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

   3. Governing Law. All questions concerning construction solidity and interpretation of this Amendment shall be governed by and construed in accordance with the internal law, and not the laws of conflicts, of Delaware.

                             * * * * * * * * * *

                                          DUANE READE HOLDING CORP.

                                          /s/ Bruce Weitz
                                          ----------------------------
                                          By: Bruce Weitz
                                          Its: Chief Executive Officer

                                          EXECUTIVE

                                          /s/ Gary Charboneau
                                          ----------------------------
                                          Gary Charboneau

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